Exhibit 11

ADDENDUM TO THE

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

RANKIN ASSOCIATES IV, L.P.

This Addendum (this “Addendum”), dated as of October 28, 2016, to Amended and Restated Limited Partnership Agreement of Rankin Associates IV, L.P., dated as of February 7, 2005, as amended as of March 22, 2006 (the “Agreement”), is made by and among the Partners of Rankin Associates IV, L.P., a Delaware limited partnership (the “Partnership”).

RECITALS:

WHEREAS, the Partnership owns interests in Hyster-Yale Materials Handling, Inc., a Delaware corporation (“HY”); and

WHEREAS, the Partners of the Partnership deem it advisable to add certain language, by this Addendum, to the Agreement to account for the HY interests owned by it.

AGREEMENTS:

In consideration of the mutual promises, covenants and agreements set forth in this Addendum, the Partners of the Partnership agree as follows:

1. The following Sections shall apply in place of those same numbered Sections currently set forth in the Agreement but only with respect to the HY interest(s) owned by the Partnership, and the Sections currently set forth in the Agreement shall continue to apply with respect to all other interests owned by the Partnership (including NACCO, as defined in the Agreement) and shall not be modified in any way by this Addendum:

Section 1.3

“1.3 “Applicable HY Class A Closing Price Average” means the average of the closing prices of the HY Class A Shares on the New York Stock Exchange (or on the principal national securities exchange or automated quotation system of national securities dealers on which the HY Class A Shares may then be traded) on the five trading dates preceding the relevant Starting Date as reported in The Wall Street Journal (or, if such periodical is not then published, the most comparable periodical then being published).”

Section 1.5

“1.5 “Authorized Transferee” means a Qualified Trust of Clara T. Rankin or of any member of a Family Group who (A)(i) would be a “Permitted Transferee” of the Transferring

Partner under Article IV, Section 3, paragraph 4 of the HY Restated Certificate, if the Transferring Partner were Transferring HY Class B Shares instead of Partnership Interests; and (ii) is eligible to be a Partner of the Partnership without causing any HY Class B Shares then held or thereafter acquired by the Partnership to be converted into HY Class A Shares pursuant to the provisions of Article IV, Section 3, paragraph 4(a)(i)(E) of the HY Restated Certificate; and (iii) is a “Participating Stockholder” under Section 1.14 of the HY Stockholders’ Agreement; and (B) unless such Qualified Trust is a Partner immediately prior to the Transfer of Partnership Interests to such Qualified Trust, prior to or simultaneously with such Transfer, executes and delivers to the Partnership a counterpart of this Agreement, executed by the trustee of such Qualified Trust, agreeing to be subject to the restrictions and obligations of a Partner hereunder and to hold all Partnership Interests then owned or later acquired by such Qualified Trust in accordance with the terms of this Agreement, such counterpart to be substantially in the form of Exhibit 1.”

Section 1.25

“1.25 “Former Partner” means (i) a Partner that has ceased to be a Qualified Trust, and has become a Former Partner, pursuant to the terms of Section 1.58; (ii) a Partner who has become a Bankrupt Partner and a Former Partner, pursuant to the terms of Section 1.6; (iii) a Partner who has become a Pledgor Partner and a Former Partner, pursuant to the terms of Section 1.53; and (iv) a Partner who ceases to be a “Participating Stockholder” under Section 1.14 of the HY Stockholders’ Agreement.”

Section 1.33

“1.33 “HY” means Hyster-Yale Materials Handling, Inc., a Delaware corporation.”

Section 1.34

“1.34 “HY Class A Shares” means shares of Class A Common Stock, par value $0.01 per share, of HY.”

Section 1.35

“1.35. “HY Class B Shares” means shares of Class B Common Stock, par value $0.01 per share, of HY.”

Section 1.36

“1.36 “HY Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of September 28, 2012, by and among HY, as HY and as depository, and the Participating Stockholders (as such term is defined therein), as amended from time to time.”

Section 1.37

“1.37 “HY Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of HY, filed with the Secretary of State of the State of Delaware on September 26, 2012, as amended.

References to specific sections of the HY Restated Certificate shall be deemed to include references to provisions addressing the same or similar subject matter of any amendment or amendment and restatement of the HY Restated Certificate that becomes effective after the date hereof.”

Section 1.58

“1.58 “Qualified Trust” of any individual means any trust (including, without limitation, a voting trust) established by such individual if and as long as the trust is held for the benefit of one or more Family Beneficiaries and any Charitable Organizations and for the benefit of no other Person; provided that such trust may grant a general or special power of appointment to such individual or such individual’s spouse and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such individual or such individual’s spouse payable by reason of the death of such individual or such individual’s spouse; and, provided further that such trust must prohibit (A) the transfer of HY Class B Shares to any Person other than a Permitted Transferee of such trust as defined in Article IV, Section 3, paragraph 4 of the HY Restated Certificate and (B) the Transfer of Partnership Interests to any Person other than to Authorized Transferees of such trust. The restrictions in subclause (B) of the prior sentence shall not be interpreted to restrict a beneficiary who is a member of a Family Group from directing that any Partnership Interests to which he or she is otherwise entitled to receive under such trust be instead transferred to one or more other Qualified Trusts that are Authorized Transferees of the trust at issue. Notwithstanding anything to the contrary contained herein, a trust of Clara T. Rankin or any other individual shall cease to be a Qualified Trust and shall be deemed, to the extent it holds Partnership Interests, to become a Former Partner, immediately prior to any event or lapse of time which causes such trust to no longer qualify as a Qualified Trust as defined in this Section 1.58.”

Section 3.3

“3.3. Status as a Qualified Trust and “Participating Stockholder”. As of the date hereof, (i) such Partner is a Qualified Trust of Clara T. Rankin or a member of a Family Group and no event has occurred that would cause such Partner to become a Former Partner and (ii) such Partner is a “Participating Stockholder” under Section 1.14 of the HY Stockholders’ Agreement and no event has occurred that would cause such Partner, upon the lapse of time or the receipt of notice, or both, to cease to be a “Participating Stockholder” under Section 1.14 of the HY Stockholders’ Agreement. As of the date on which any Authorized Transferee becomes a Partner, such Partner shall be deemed to make the representations contained in the preceding sentence.”

Section 4.5(b)

“(b) All distributions shall be made in proportion to the Partners’ respective Partnership Percentages except (i) when the General Partners approve the disproportionate distribution, or (ii) with respect to any payment of HY Class A Shares by the Partnership pursuant to Section 7.4 or 8.7(a). The General Partners are encouraged to consider disproportionate distributions to defray the income tax liabilities resulting from special allocations under Section 704(c) of the Code, but such disproportionate distributions shall not be required. Subject to Section 4.5(a) of this Agreement, the General Partners are expressly authorized to make monthly or other periodic draws with respect to one or more, but not necessarily all, of the Partners, on the condition that compensating distributions, determined with or without interest in the discretion of the General Partners, shall be made to the other Partners on or before the end of March of the following calendar year so that the total draws and compensating distributions shall be proportionate. For all purposes of this Agreement, except as provided in the immediately preceding sentence or Section 1.49(f), a distribution among the Partners which is not in proportion to Partnership Percentages shall be regarded as disproportionate. In the event that a disproportionate distribution occurs, the General Partners shall appropriately adjust the Capital Accounts of the Partners to reflect such disproportionate distribution. Except in the case of a disproportionate distribution attributable to the income tax liabilities resulting from special allocations under Section 704(c) of the Code, such adjustment shall be determined as though the Partnership had redeemed a fraction of the Partnership Interest corresponding to the amount of the distribution that is disproportionate. This adjustment of Capital Accounts, and thus Partnership Interests, shall be in addition to the adjustment in Partnership Percentages.”

Section 5.l(h)

“(h) the determination of whether to pay any portion of a Purchase Price, or interest owed pursuant to Section 7.4, in HY Class A Shares; and”.

Section 5.2

“5.2	Management of Partnership Property Consisting of HY Class A Shares and HY Class B Shares: Admission of New General Partners.

(a) The General Partners owning at least a majority of the General Partnership Interests shall direct the voting of any HY Class A Shares and HY Class B Shares held by the Partnership and may authorize the Partnership to enter into a voting arrangement with respect to any or all of such HY Class A Shares and HY Class B Shares.

(b) The Partnership shall not Transfer, or convert to HY Class A Shares, any HY Class B Shares without the consent of the General Partners owning more than seventy five percent (75%) of the General Partnership Interests and the consent of Partners owning more than seventy five percent (75%) of all Partnership Interests. Notwithstanding such consent, the Partnership (i) shall not Transfer any HY Class B Shares unless such Transfer is permitted by Article IV, Section 3, paragraph 4 of the HY Restated Certificate and (ii) shall not Transfer, or convert to HY Class A Shares, any HY Class B Shares unless such Transfer or conversion is effected in accordance with the terms of the Stockholders’ Agreement.

(c) The Partnership shall not Transfer any HY Class A Shares, other than pursuant to a share for share exchange to acquire HY Class B Shares, without the consent of the General Partners owning more than seventy five percent (75%) of the General Partnership Interests and the consent of Partners owning more than seventy five percent (75%) of all Partnership Interests.

(d) Subject to this Section 5.2(d) and the other provisions of this Agreement, a General Partner may transfer all, but not less than all, of its General Partnership Interest to one, but not more than one, Authorized Transferee of such General Partner. No Person shall be admitted as a General Partner of the Partnership without the consent of the General Partners owning more than seventy five percent (75%) of the General Partnership Interests and the consent of the Partners owning more than fifty percent (50%) of all Partnership Interests. Notwithstanding such consent, no Person shall be admitted as a General Partner unless such Person is an Authorized Transferee of at least one Partner of the Partnership.”

Section 7.4

“7.4 Payment of Interest. Notwithstanding any other provision of this Agreement, at the Closing related to a Repurchase Obligation, the Partnership and each Partner electing to purchase Repurchase Interests shall pay to the Former Partner, in addition to the Purchase Price, pro-rated interest, calculated from the date of the Withdrawal Event up to the date of the Closing, at an annual rate equal to the annual short-term applicable federal rate in effect at the date of the Withdrawal Event as provided under Section 7872 of the Code. The interest may be paid in cash or HY Class A Shares on the same basis as is provided in Section 8.7 with respect to payment of the Purchase Price.”

Section 8.7

“8. 7 Terms of Sale. The Purchase Price for all Partnership Interests purchased pursuant to Section 8.4 or Section 8.5 shall be paid at the Closing in immediately available United States funds; provided, however:

(a) If the purchaser is the Partnership, the Partnership, at its election and after consultation with counsel, may pay its portion of the Purchase Price in HY Class A Shares (if any), immediately available United States funds, or any combination of such consideration as follows:

(i)	to the extent that the Partnership elects to pay the Purchase Price in HY Class A Shares, the Partnership shall deliver to the Selling Partner such number of HY Class A Shares as shall be equal to the quotient of (A) the portion of the Purchase Price payable in HY Class A Shares, divided by (B) the Applicable HY Class A Closing Price Average (if necessary the Partnership may, subject to Section 5.2, convert any HY Class B Shares held by the Partnership to HY Class A Shares to pay such Purchase Price); and

(ii)	immediately available United States funds equal to that portion of the Purchase Price not paid by delivery of HY Class A Shares.

(b) If the purchaser is a Partner, such Partner, at his election, may pay his portion of the Purchase Price in HY Class A Shares (if any), immediately available United States funds, or any combination of such consideration as follows:

(i)	to the extent that the Partner elects to pay the Purchase Price in HY Class A Shares, such Partner shall deliver to the Selling Partner such number of HY Class A Shares as shall be equal to the quotient of (A) the portion of the Purchase Price payable in HY Class A Shares, divided by (B) the Applicable HY Class A Closing Price Average; and

(ii)	immediately available United States funds equal to that portion of the Purchase Price not paid by delivery of HY Class A Shares.”

Section 10.1

“10.1 Dissolution and Termination. The Partnership shall continue in existence until dissolved (a) with the consent of the General Partners owning more than seventy five percent (75%) of the General Partnership Interests and Partners owning more than ninety percent (90%) of all Partnership Interests, or (b) with the consent of the General Partners, at such time, if any, as the Partnership ceases to own any HY Class A Shares and HY Class B Shares. In the event that the Partnership is dissolved, the assets of the Partnership shall be liquidated as promptly as is consistent with obtaining the Fair Market Value thereof, and the proceeds therefrom, together with any assets distributed in kind, shall be distributed (i) first to creditors to satisfy all debts and liabilities of the Partnership (including any liabilities arising under Section 8.5) other than loans or advances made by the Partners to the Partnership, (ii) then to the establishment of reserves deemed reasonably necessary by the General Partners to satisfy contingent or unforeseen liabilities or obligations of the Partnership, (iii) then to the repayment of any loans or advances made by the Partners to the Partnership, (iv) with the balance, if any, to be distributed in accordance with the balances in each Partner’s Capital Account at that time, any Partnership Property that is distributed in kind shall be treated as though such Partnership Property were sold for its Fair Market Value as of the date of distribution, as determined by an Independent Appraiser. Upon completion of the foregoing, the Partnership shall be terminated.”

Section 10.2

“10.2 Limitations On In Kind Distributions. Notwithstanding anything to the contrary contained in this Agreement, no distribution in kind of HY Class B Shares held by the Partnership shall be made unless such distribution by the Partnership is permitted under Article IV, Section 3, paragraph 4 of the HY Restated Certificate.”

Section 11.1(b)

“(b) Each Partner by his signature below irrevocably makes, constitutes and appoints Alfred M. Rankin, Jr., Roger F. Rankin, Thomas T. Rankin, Claiborne R. Rankin, Dennis W. LaBarre, Thomas C. Daniels and Charles A. Bittenbender, and each of them, his true and lawful attorney in his name, place and stead in any capacities, with the power from time to time to substitute or resubstitute one or more others as such attorney, to execute any and all statements under Section 13 or Section 16 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, of beneficial ownership of HY Class A Shares and/or HY Class B Shares by the Partnership and its Partners, including all statements on Schedule 13D and all amendments thereto, all joint filing agreements pursuant to Rule 13d-l(k)(l) under such Act in connection with such statements, all initial statements of and changes of beneficial ownership on Forms 3, 4 and 5 and any and all other documents to be filed with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission.”

2. This Addendum shall be (and hereby is) incorporated into and made a part of the Agreement.

3. This Addendum shall be governed by and construed in accordance with the laws of the State of Delaware.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Partners have hereunto set their hands and seals as of the day and year first above written.

General Partners

Trust (referred to herein as the ALFRED M. RANKIN, JR. MAIN TRUST) created by the Agreement, dated September 28, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr., as trustee, and Alfred M. Rankin, Jr., creating a trust for the benefit of Alfred M. Rankin, Jr.

By:	/s/ Alfred M. Rankin, Jr.
Name: Alfred M. Rankin, Jr.
Title: Trustee

Trust (referred to herein as the CLAIBORNE R. RANKIN MAIN TRUST) created by the Agreement, dated June 22, 1971, as supplemented, amended and restated, between Claiborne R. Rankin, as trustee, and Claiborne R. Rankin, creating a trust for the benefit of Claiborne R. Rankin

By:	/s/ Claiborne R. Rankin
Name: Claiborne R. Rankin
Title: Trustee

Trust (referred to herein as the ROGER F. RANKIN MAIN TRUST) created by the Agreement, dated September 11, 1973, as supplemented, amended and restated, between Roger F. Rankin, as trustee, and Roger F. Rankin, creating a trust for the benefit of Roger F. Rankin

By:	/s/ Roger F. Rankin
Name: Roger F. Rankin
Title: Trustee

Trust (referred to herein as the THOMAS T. RANKIN MAIN TRUST) created by the Agreement, dated December 29, 1967, as supplemented, amended and restated, between Thomas T. Rankin, as trustee, and Thomas T. Rankin, creating a trust for the benefit of Thomas T. Rankin

By:	/s/ Thomas T. Rankin
Name: Thomas T. Rankin
Title: Trustee

Limited Partners

Trust (referred to herein as the ALFRED M. RANKIN, JR. MAIN TRUST) created by the Agreement, dated September 28, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr., as trustee, and Alfred M. Rankin, Jr., creating a trust for the benefit of Alfred M. Rankin, Jr.

By:	/s/ Alfred M. Rankin, Jr.
Name: Alfred M. Rankin, Jr.
Title: Trustee

Trust (referred to herein as the CLAIBORNE R. RANKIN MAIN TRUST) created by the Agreement, dated June 22, 1971, as supplemented, amended and restated, between Claiborne R. Rankin, as trustee, and Claiborne R. Rankin, creating a trust for the benefit of Claiborne R. Rankin

By:	/s/ Claiborne R. Rankin
Name: Claiborne R. Rankin
Title: Trustee

Trust (referred to herein as the ROGER F. RANKIN MAIN TRUST) created by the Agreement, dated September 11, 1973, as supplemented, amended and restated, between Roger F. Rankin, as trustee, and Roger F. Rankin, creating a trust for the benefit of Roger F. Rankin

By:	/s/ Roger F. Rankin
Name: Roger F. Rankin
Title: Trustee

Trust (referred to herein as the THOMAS T. RANKIN MAIN TRUST) created by the Agreement, dated December 29, 1967, as supplemented, amended and restated, between Thomas T. Rankin, as trustee, and Thomas T. Rankin, creating a trust for the benefit of Thomas T. Rankin

By:	/s/ Thomas T. Rankin
Name: Thomas T. Rankin
Title: Trustee

2012 Helen R. Butler Trust established under the Alfred M. Rankin, Jr. Irrevocable Trust Agreement for the Benefit of Helen R. Butler and Her Lineal Descendants dated June 22, 2012

By:	/s/ Helen R. Butler
Name: Helen R. Butler
Title: Trustee

2012 Clara R. Williams Trust established under the Alfred M. Rankin, Jr. Irrevocable Trust Agreement for the Benefit of Clara R. Williams and Her Lineal Descendants dated June 22, 2012

By:	/s/ Clara R. Williams
Name: Clara R. Williams
Title: Trustee

Trust (referred to herein as the BRUCE T. RANKIN MAIN TRUST) created by the Agreement, dated September 28, 2000, as supplemented, amended and restated, between Alfred M. Rankin, Jr., as trustee, and Bruce T. Rankin, creating a trust for the benefit of Bruce T. Rankin

By:	/s/ Alfred M. Rankin, Jr.
Name: Alfred M. Rankin, Jr.
Title: Trustee